David Bailey President and CEO

May 8, 2007

Mr. Robin S. Hughes

1911 Walker Avenue

Monrovia, CA 91016

Dear Robin:

STAAR Surgical Company is pleased to offer you the position of Vice President of Marketing reporting to David Bailey, President and Chief Executive Officer. Should you accept this offer, your beginning wage would be $9038.46 per bi-weekly pay period for 26 pay periods per year ($235,000 per year), in addition to all the benefits offered in our current policy. Additionally, STAAR Surgical Company would provide to you a Variable Universal Executive Life Insurance policy, which would include a $500,000 death benefit.

Subject to approval by the Compensation Committee of the Board of Directors, you will receive an option to purchase up to 50,000 shares of STAAR Surgical Company Common Stock. The grant will be effective, and pricing will be determined, at the next regular meeting of the Compensation Committee, following your first day of employment. The options will vest over a period of three years, commencing on your first day of employment.

In addition, you will be eligible for an annual bonus of up to 40% of your annual salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives.

Subject to approval by the Compensation Committee of the Board of Directors, STAAR Surgical Company agrees to pay for certain relocation costs up to $25,000 that you may incur in connection with your move to California, provided that you execute the attached "STAAR Surgical Company Relocation Repayment Agreement" and return it to the Company by May 15, 2007 with the signed copy of this offer letter.

Upon the acceptance of this offer and the successful completion of a reference check, background check and pre-employment physical, you may begin work on or before June 4, 2007. Please note that a drug test is included in the physical.

On your first day of employment you will need to bring with you identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form 1-9).

1911 Walker Avenue, Monrovia, CA 91016	t. 626.303.7902	www.staar.com

May 8, 2007

You will be asked to do your best to accomplish our mission working as part of our team. This offer is valid through May 15, 2007.

Sincerely,

/s/ David Bailey	/s/ Robin S. Hughes
David Bailey	Robin S. Hughes
President and Chief Executive Officer	Vice President of Marketing

1911 Walker Avenue, Monrovia, CA 91016	t. 626.303.7902	www.staar.com